                                                                    EXHIBIT 10.1

                   CREO/ HEIDELBERG JOINT VENTURE AGREEMENT
                                AND APPENDICES


                                     INDEX

Document                                                                                              Pages

MAIN AGREEMENT                                                                                          2 - 16

Appendix "A" -  DEFINITIONS                                                                            17 - 21

Appendix "B" -  LIST OF JV PRODUCTS                                                                    22

Appendix "C" -  RESEARCH AND DEVELOPMENT FOR JV CTP PRODUCTS                                           23

Appendix "D" -  MANUFACTURE OF TS PRODUCTS                                                             24 - 26

Appendix "E" -  DISTRIBUTION AND MARKETING OF JV PRODUCTS                                              27 - 29

Appendix "F" -  WORKFLOW AND RIP COMPONENTS AND MODULES                                                30 - 34

Appendix "G" -  INTELLECTUAL PROPERTY LICENSING PRINCIPLES                                             35 - 36

Appendix "H" -  NAFTA DISTRIBUTION                                                                     37 - 38


Important Note:

This document is a composite of the Original Agreement and all of the Appendices (which were separate Word documents). The Index, which does not form part of the Original Agreement, has been added to assist finding a particular Appendix.


FINAL

                                   AGREEMENT

THIS AGREEMENT made as of the 4th day of May, 1998

BETWEEN:

          CREO PRODUCTS INC., a Canadian company with its business offices at 3700 Gilmore Way, Burnaby, British Columbia, Canada V5G 4M1

          ("CREO")

AND:

          HEIDELBERGER DRUCKMASCHINEN AG, a German company with its business offices at Kurfursten-Anlage 52-60, D-69115 Heidelberg, Germany

          ("HD")


                                   BACKGROUND

A. CREO and HD possess complementary strengths and abilities in the development, manufacture, marketing, distribution and servicing of pre-press equipment hardware and software;

B. In recognition of their respective complementary strengths and abilities and with a view to their mutual advantage, CREO and HD have formed a joint undertaking (the "Joint Venture") for the purposes of (i) developing, manufacturing, marketing and distributing CTP output devices that were formerly developed, manufactured, marketed and distributed by each of them separately, and (ii) cooperating in the development, manufacture, marketing and distribution of CWR.

C. In forming the Joint Venture and in conducting its activities since its formation, CREO and HD have been pursuing certain agreed objectives (the "Agreed Objectives") and have been acting on certain agreed principles (the "Agreed Principles").

D.   The Agreed Objectives are:

     (i) over the long-term, to maximise profitability and customer satisfaction;

     (ii) to create an open industry standard in imaging and Workflow technologies; and

     (iii) to achieve the highest market share, measured by revenue, from JV CTP Products in both NAFTA and Europe, and to be a significant supplier of JV CTP Products in all other markets.

E.   The Agreed Principles are:

     (i) to conduct the business of the Joint Venture with regard to the achievement of the Agreed Objectives, it being acknowledged that these are more likely to be achieved cooperatively through the Joint Venture than by either CREO or HD separately;

     (ii) all profits or losses generated by the sale of JV Products will be shared equally between CREO and HD, regardless of the actual entity where these profits or losses were recorded. It is the intention of the Joint Venture that both CREO and HD should provide goods and services to the JVCO at Cost;

         (iii) consistent with the Agreed Objectives, but subject to the terms of this Agreement, to use suppliers of goods and services to the Joint Venture, whether CREO, HD, another Person or any combination of the foregoing, that are the most productive and efficient suppliers of such goods and services; and

         (iv) to review the product offerings included within JV Products, and from time to time to make changes to the JV Products that are necessary to achieve the Agreed Objectives.

     F.  CREO and HD each have a 50% interest in the Joint Venture.

     So, CREO and HD agree as follows:

     1.   TRANSITIONAL PROVISIONS

1.1. JVCO

     CREO and HD agree that:

     1.1.1 the Joint Venture should be formalized by the creation of a business organization, which may include a corporation, partnership or other form of business organization (the "JVCO"), in a jurisdiction to be agreed upon through which the business of the Joint Venture shall be carried on; and

     1.1.2 subject to complying with any requirements of the Governing Law, JVCO shall have a structure and method of operation that is consistent with the provisions of this Agreement.

1.2. Conduct of Joint Venture

     Until such time as the JVCO is created, CREO and HD will conduct the Joint Venture, and their interests in the Joint Venture will be held, on and subject to this Agreement, and references in this Agreement to JVCO will, unless the context requires otherwise, include the Joint Venture. Following the creation of JVCO, CREO and HD will amend this Agreement to the extent necessary to satisfy any procedural or legal requirements of the Governing Law.

     2.   GENERAL

2.1. Schedules

     The following Schedules are incorporated into and form part of this
     Agreement:

     Schedule A       Definitions and Interpretation

     Schedule B       List of JV Products

     Schedule C       Research and Development for CTP Products

     Schedule D       Manufacture of JV Products

     Schedule E       Distribution and Marketing of JV Products

     Schedule F       Workflow and RIP

     Schedule G       Intellectual Property Licensing Principles

     Schedule H       CREO/Heidelberg USA (HUS) Distribution Summary

     Schedule I       Committees of the Board of Directors

2.2. Headings

     The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "herein", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

2.3. Extended Meanings

     In this Agreement, unless the context otherwise indicates, words importing the singular number only shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

2.4. Currency

     All references to currency herein are to United States dollars.

2.5. Legislation

     Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

2.6. Accounting

     Concurrently with the creation of JVCO, CREO and HD will provide each other with an accounting of all Costs incurred on behalf of the Joint Venture and a determination of any income earned in relation to the Joint Venture from the 1st October, 1997 to the date of creation of JVCO based on the principles outlined in Section 6. Following such accounting, the parties will settle any differences between them so that the amounts contributed or earned by each of them to that date will be equal.

     3.   TRANSFER OF SHARES OF JVCO

3.1. Restrictions on Transfer of Shares

3.1.1. Except as provided in Section 3.1.2 or with the prior written consent of the other Shareholder, neither Shareholder may Transfer any of its Shares.

3.1.2. Notwithstanding Section 3.1.1, a Shareholder may Transfer all, but not less than all, of its Shares to a wholly-owned Affiliate of such Shareholder, provided that prior to any such Transfer, the Shareholder and such Affiliate enter into an agreement with the other parties to this Agreement, in form and content acceptable to such parties, which provides that:

     3.1.2.1. all of the Shareholder's Shares will be transferred to the Affiliate;

     3.1.2.2. the Affiliate will remain a wholly-owned Affiliate of the Shareholder for so long as it holds the Shares;

     3.1.2.3. prior to the Affiliate ceasing to be a wholly-owned Affiliate of the Shareholder, the Affiliate will Transfer all its Shares to the Shareholder or to another wholly-owned Affiliate of the Shareholder, and where the Shares are Transferred to another wholly-owned Affiliate, this Section 3.1.2 will again apply to and will be a condition of such Transfer;

       3.1.2.4. the Affiliate will otherwise be bound by and have the benefit of the provisions of this Agreement; and

       3.1.2.5. the obligations of the original Shareholder hereunder shall not in any way be released and shall continue in full force and effect.

       4.       CONDUCT OF THE AFFAIRS OF JVCO

4.1.   Name

       JVCO will carry on business under such name as the Shareholders may agree.

4.2.   Scope of Relationship

4.2.1. JVCO may not carry on any business other than as contemplated by this Agreement and such other business as the Shareholders may agree.

4.2.2. The rights, duties, obligations and liabilities of the Shareholders in their capacity as shareholders in respect of the relationship created by this Agreement will be limited to those rights, duties, obligations and liabilities contemplated by this Agreement. Nothing in this Agreement is to be construed to create any relationship between the parties that extends beyond the scope of the business of JVCO, and with respect to such business, only those relationships that are expressly contemplated by this Agreement.

4.3.   Composition of Board of Directors

       The Board of Directors of JVCO shall at all times be comprised of two natural persons, one of whom shall be nominated by CREO and one of whom shall be nominated by HD.

4.4.   Initial Directors

       The initial Directors of JVCO shall be Amos Michelson as the nominee of CREO and Bernhard Schreier as the nominee of HD.

4.5.   Alternate Directors

       CREO and HD are each entitled to appoint a natural person to be an alternate to their respective nominees as Directors. Written notice of any such appointment shall be given by the party making it to the other party, and shall state the name and address of the person appointed.

4.6.   Authority of Alternate Directors

       Each Director and alternate Director shall be entitled to receive notice of meetings of the Board of Directors, and in the absence of the Director for whom a person is an alternate, the alternate Director will have all the powers of such Director, including the right to attend and vote at meetings of the Board of Directors.

4.7.   Removal of Directors and Alternate Directors

       Each of CREO and HD may at any time by written notice to the other remove and replace any Director or alternate Director appointed by it and upon the giving of such notice such Director or alternate Director shall cease to hold office as such, and shall be replaced by the natural person nominated to hold office in place of such Director or alternate Director. Any notice given pursuant to this Section 4.7 shall set out the name and address of the natural person nominated to replace any Director or alternate Director. Copies of any notice given pursuant to this Section
       4.7 shall be given to the Director, the alternate Director, and any persons named to replace any Director or alternate Director.

4.8.   Resignation of Directors and Alternate Directors

       A Director or alternate Director may at any time resign by notice in writing addressed to the Board of Directors and to the party who appointed such Director or alternate Director. A resignation if not effective immediately becomes effective in accordance with its terms.

4.9.   Powers and Duties of Board of Directors

       Subject to the provisions of this Agreement and the Governing Law, the Board of Directors shall manage or supervise the management of the business and affairs of JVCO.

4.10.  Discharge of Duties of Directors

       4.10.1. A Director shall be required to devote only such time and attention to the business and affairs of JVCO as is reasonably necessary for the proper performance of the duties of that Director.

       4.10.2. Each Shareholder agrees to waive any claim that such Shareholder might have, directly or indirectly, against the director nominated by the other Shareholder, arising out of any conflict between the duty of that director to act in the best interests of JVCO and the interests of the other Shareholder.

4.11.  Compensation of Directors

       A Director or alternate Director shall not be entitled to receive any fees, salaries, commissions or other compensation from JVCO for acting as such, but may be compensated for so acting by the party appointing such Director or alternate Director.

4.12.  Committees of the Board of Directors

4.12.1.  Committees

       The Board of Directors shall establish a Product Steering Committee to which shall be referred all questions which relate to product specifications, product positioning, product plans, sales argumentation and recommendations, sales training, and marketing communications, and any other matters that the Board of Directors deems appropriate, and shall establish such other committees as it considers necessary or desirable including, without limitation, the committees identified on
       Schedule I. The committees shall meet at regular intervals and shall report to the Board of Directors. Subject to the overriding authority of the Board of Directors, such committees may establish their own rules and procedures. Except as otherwise determined by the Board of Directors, each party shall pay for its own expenses in relation to the Product Steering Committee and all of the other Committees, and nothing shall be charged to JVCO.

4.13.  JVCO to become a party to this Agreement

       The Shareholders shall, as soon as reasonably practicable following its creation, cause JVCO to become a party to this Agreement to be bound by and entitled to the benefit of the provisions hereof to the same extent as if it had been an original party hereto.

4.14.  Meetings of Directors

4.14.1. Meetings of the Board of Directors shall be held not less frequently than once in each calendar quarter.

4.14.2. Directors may attend any meeting of the Board of Directors in person or by telephone or other communications facilities that permit the Directors to hear one another.

4.14.3. Either Director may by not less than five Business Days' notice in writing to the other call a meeting of the Board of Directors. Such notice must contain a statement as to the business to be transacted at the meeting.

4.14.4. A quorum for the transaction of business at any meeting of the Board of Directors shall be two Directors.

4.14.5.  Minutes shall be kept of all meetings of the Board of Directors.

4.14.6. A resolution in writing signed by each Director shall be as valid and effectual as if passed at a meeting of Directors.

4.15.    Officers

         The Board of Directors shall appoint such officers as may be required by the Governing Law, and such other officers as may be convenient or necessary for the conduct of the business and affairs of JVCO, and may define the duties and responsibilities of such officers.

4.16.    Fiscal Year End

         The fiscal year end of JVCO shall be March 31.

4.17.    Bank and Bank Signing Authorities

         The Board of Directors shall determine JVCO's bank and the signing authorities on all bank accounts of JVCO.

4.18.    Periodic Review of Achievement of Agreed Objectives

         Commencing on March 31, 1999, and at intervals of not less than 6 months thereafter, the Board of Directors shall review the progress of JVCO in achieving and maintaining the Agreed Objectives, and if they have not been achieved or maintained, the Board of Directors shall decide, subject to the rights of CREO and HD set out in Section 8.1.1, what steps, if any, are necessary or desirable to achieve or maintain, as the case may be, the Agreed Objectives and take such steps or cause them to be taken.

4.19.    Business Plan

         The Board of Directors will develop annually for review and approval by the Shareholders an operating plan and budget (an "Approved Business Plan") for JVCO for the next fiscal year, which is to include a budget for expenditures on research and development and a plan for the operation of JVCO generally.

         5.   FINANCIAL MATTERS

5.1.     Books and Records

5.1.1. JVCO will keep at all times accurate and complete books, records and accounts of its operations and financial condition, and will establish internal accounting controls sufficient to provide reasonable assurances that transactions are executed and recorded as necessary for the purpose of the preparation by each Shareholder of its financial statements in accordance with generally accepted accounting principles respectively applicable thereto and, if applicable, the Governing Law.

               5.2.  Financial and Tax Information

         JVCO will prepare in a timely manner and provide to the Shareholders regular monthly financial and tax information reasonably required by the Shareholders for the purpose of their respective financial statement reporting requirements and their respective ongoing monitoring of the financial performance of JVCO and for the purposes of preparing and filing tax returns and, to the extent applicable, contesting any assessment or reassessment in respect thereof.

               5.3.  Business Records

         JVCO will retain in a businesslike fashion all financial, business and tax books and records for a fiscal year which might reasonably be requested by a Shareholder in connection with any future audit, assessment, reassessment or appeal with respect to taxes relating to JVCO and its activities in such fiscal year, whether or not such audit, assessment, reassessment or appeal is underway, expected or anticipated, until the later of (i) the expiry of all relevant statutory periods for assessment, reassessment and appeal with respect to such fiscal year and (ii) 10 years after the end of such fiscal year period.

               5.4.  Participation in Audits and Regulatory Matters

         JVCO will provide notice to each Shareholder of any audit inquiries made by, discussions with or representations proposed to be made to, any taxing authority or any governmental authority relating to JVCO or its affairs or relating to the Shareholders or their affairs in connection with JVCO.

         6.   ALLOCATIONS AND DISTRIBUTIONS


               6.1.  Principle of Equal Allocation of Income

         It is the intention of the Shareholders that, while each of them or their respective Affiliates may derive revenue, as determined under
         Section 6.5, from the provision of goods or services at above its Cost for such goods or services, the net economic effect should be that each Shareholder and its Affiliates has dealt with JVCO at Cost. Accordingly, CREO and HD acknowledge that if in any case either of them or their respective Affiliates provides goods or services to JVCO at greater than Cost, this will result in the party so supplying such goods and services (the "Supplier") receiving income ("Outside Income") outside JVCO, which would otherwise be included in JVCO income. Accordingly, it is agreed that, in any such case, the JVCO income shall be allocated as follows:

                 6.1.1. first, to the extent of the Outside Income, received by the Supplier, to the party who is not the Supplier; and

                 6.1.2.  second, to CREO and HD equally

               6.2.  Contribution towards Deficits

         Each of CREO and HD covenants and agrees with the other that it will contribute one half of any amount required to make up any cash deficiency with respect to the operation, maintenance, and management of JVCO in accordance with an Approved Business Plan. Such contribution shall be made within fifteen days after receipt of a written request therefor from JVCO.

               6.3.  Distributions of Distributable Cash

         JVCO will distribute to CREO and HD, on a quarterly basis, any Distributable Cash available for distribution. Distributions of Distributable Cash shall be made in the form of dividends, fees or such other form as shall be agreed from time to time between CREO and HD, and failing such agreement, shall be in the manner determined by the auditors of CREO and HD so as to be most tax effective to both of them. Distributable Cash shall be distributed as follows:

         6.3.1. first, to the extent of the Outside Income received by the Supplier, to the party who is not the Supplier; and

         6.3.2.  second, to CREO and HD equally

   6.4.  Disputes as to JVCO Income and Distributable Cash

Any dispute as to the determination of JVCO income pursuant to Section 6.1, or an amount payable by either CREO or HD pursuant to Section 6.2, or the distribution of Distributable Cash under Section 6.3 shall be settled by the Shareholders. If the Shareholders are not able to settle the matter within thirty (30) days after either Shareholder notifies the other of any such dispute, they shall refer the dispute to the auditors of CREO and HD for their determination as experts. In making a determination they must have regard to this Agreement and to any other considerations they determine jointly to be relevant. The determination of such auditors shall be conclusive and binding on the parties and no appeal may be made therefrom.

   6.5.  JVCO Revenue

For the purposes of this Agreement, JVCO Revenue shall include all revenue from the sale and licensing of JV Products, including revenue derived from Consumables. Revenue derived from Consumables shall include the following:

6.5.1. all royalties paid by media vendors to CREO or HD or their Affiliates for Consumables imaged on JV Products;

6.5.2. all revenues generated by the sales of Consumables imaged on JV CTP Products whose supply was negotiated by CREO or HD Prepress Business Unit or JVCO and those consumables are distributed through the CREO SSUs or HD SSUs or any other distribution channel chosen by JVCO; and

6.5.3. any special discount (in excess of the normal discount given by media vendors to their distributors) that is generated by the HD SSUs on Consumables used on JV CTP Products or on CREO products that are not JV Products distributed by the HD SSUs.

        7.      REPRESENTATIONS AND WARRANTIES

   7.1.  Representations and Warranties by Shareholders

7.1.1.  Each Shareholder represents and warrants that:

        7.1.1.1. it owns beneficially 50% of the outstanding Shares, those Shares are not subject to any mortgage, lien, charge, pledge, encumbrance, security interest or adverse claim and no Person has any right to any interest in any of those Shares;

        7.1.1.2. it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the corporate power and capacity to enter into and perform its obligations under this Agreement;

        7.1.1.3. this Agreement has been duly authorized, executed and delivered by it, and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to the usual exceptions as to bankruptcy, insolvency or other laws affecting the enforcement of creditors' rights generally and the availability of equitable remedies being discretionary;

        7.1.1.4. the execution, delivery and performance of its obligations under this Agreement does not contravene or result in a breach of or default under its articles, by-laws, constating documents or other organizational documents or any agreement, indenture, agreement or other instrument to which it is a party or by which it may be bound or any law, regulation, rule or judgment or court order applicable to it or by which it may be bound; and

        7.1.1.5. except with respect to any competition law filings or approvals and consents of third parties holding intellectual property rights, no permit, consent, approval or authorization of, or declaration or filing with, any governmental authority or any other Person is required in connection with the execution, delivery or performance by it of this Agreement.

7.1.2.  Each Shareholder will ensure that the representations and warranties in
        Section 7.1.1 applicable to it will continue to be true and correct as long as it remains a Shareholder of JVCO or bound by this Agreement.

8.      TERMINATION

   8.1.  Grounds for Termination

8.1.1.  If:

        8.1.1.1. by March 31, 1999 there has been a demonstrable failure by JVCO to achieve the Competitive Position in both NAFTA and Europe. Competitive Position means, for any such region, the achievement of the highest revenue from sales of JV CTP Products in that region (determined by comparing JVCO revenue in that region from such sales in the preceding 12-month period, with any revenue derived by any third party in that region from the sale of products comparable to or competitive with JV CTP Products) ; or

        8.1.1.2. at any month end thereafter, JVCO fails to achieve or to maintain the Competitive Position,

        each of CREO and HD shall have the right, in its sole discretion, to give notice to the other and to JVCO that this Agreement shall terminate upon the date specified in the notice, which may not be earlier than 90 days following the date of receipt of the notice.

8.1.2.  If:

        8.1.2.1. there is a Change of Control of either Shareholder within the meaning of Section 1.2 of Schedule A;

        8.1.2.2.  there is a Bankruptcy of CREO or HD;

        8.1.2.3. either CREO or HD is reasonably of the opinion that the other has demonstrated an unwillingness to commit to the achievement of the Agreed Objectives in accordance with the Agreed Principles solely by reason of a failure to apply sales and marketing resources, manufacturing resources, field support resources, or engineering resources to development projects related to JV Products, or by consistently missing key milestones; or

        8.1.2.4. either CREO or HD fails to perform, or is otherwise in breach of, a material obligation under this Agreement;

        then

        8.1.2.5. in the case referred to in Section 8.1.2.1, CREO or HD, as the case may be, shall have the right, in its sole discretion, to give notice of termination of this Agreement to the other and to JVCO in which case termination shall be effective immediately;

        8.1.2.6. in the case referred to in Section 8.1.2.2, CREO or HD, as the case may be, shall have the right, in its sole discretion, to give notice of termination of this Agreement to the other and to JVCO in which case termination shall be deemed to be effective on the day preceding the date of commencement of the Bankruptcy;

        8.1.2.7. in the case referred to in Section 8.1.2.3, CREO or HD, as the case may be, shall have the right, in its sole discretion, to give notice to the other and to JVCO that if the failure is not remedied within

                  90 days from the date of the notice, this Agreement shall terminate upon the expiry of that ninety (90) day period; and

        8.1.2.8. in the case referred to in Section 8.1.2.4, CREO or HD, as the case may be, shall have the right, in its sole discretion, to give notice to the other and to JVCO specifying the nature of the failure or breach and that if the failure or breach is not remedied within forty-five (45) days from the date of the notice, this Agreement shall terminate upon the expiry of that forty-five (45) day period.

8.1.3. In addition to termination pursuant to the provisions of Section 8.1.1 and 8.1.2, this Agreement shall terminate:

        8.1.3.1. on the election of either CREO or HD, exercisable in its sole discretion, if the parties are unable to agree on any amendment to this Agreement (including any change to any of the Schedules to this Agreement) which may alter or modify the rights and obligations of CREO, HD or JVCO or on any other matter to which agreement is necessary for the Joint Venture to continue to function and to achieve the Agreed Objectives;

        8.1.3.2.  upon the agreement of the parties;

        8.1.3.3. upon either party acquiring the Shares of JVCO owned by the other party; or

        8.1.3.4.  upon the Bankruptcy of JVCO.

   8.2.  Consequences of Termination

Subject to any specific provisions in this Agreement to the contrary, on termination of this Agreement, the following will apply:

8.2.1. the Shareholders will cause JVCO to be wound up and dissolved as soon as practicable in accordance with the Governing Law;

8.2.2. in the case of research and development obligations of CREO and HD under Schedules C and F (or the agreements (if any) that replace them), CREO and HD will continue to fund existing programs that have been approved by JVCO and then publicly announced, or where continued funding is necessary to satisfy an existing obligation of any party made with the approval of JVCO to another Person, including a customer;

8.2.3. CREO will license HD to manufacture and to distribute TS Products sold through the HD distribution channels for two (2) years following termination of this Agreement. If the TS Products are manufactured by HD, HD will pay CREO a licence fee equal to the fair OEM price that would be paid by a distributor of TS Products, less the Cost of manufacturing such TS Products at the date of termination of this Agreement. In such a case, CREO will provide thermal imaging heads to HD at the Cost for such heads at the date of termination. If the TS Products are manufactured by CREO, HD will pay CREO a licence fee equal to the fair OEM price that would be paid by a distributor of TS Products;

8.2.4. HD will, at CREO's request, sell TS Products to CREO for two (2) years following termination of this Agreement. CREO will pay HD the Cost of manufacturing such TS Products at the date of termination of the Agreement plus a fair mark-up for the manufacturing services;

8.2.5. in the case of Workflow and RIPs, each party will, at the request of the other party, sell and licence the components and modules, not including the DSIs for non JV Products to which it holds the Intellectual Property (i.e. non Joint Intellectual Property), to the other party for up to three (3) years at fair OEM price that would be paid by a distributor of such products, and both parties shall have a free and unrestricted right to the Joint Intellectual Property;

8.2.6. in the case of distribution and marketing of non-JV Products, CREO will have the right to use HD's distribution, marketing and field support services for non-JV Products of CREO in accordance with Schedule E (or the agreement (if any) that replaces it) for two (2) years following termination;

8.2.7. CREO shall be entitled to all royalties and revenues, as determined under Section 6.5, from Consumables imaged on JV Products installed prior to the date of termination and situated in NAFTA or Japan; HD shall be entitled to all royalties and revenues, as determined under
        Section 6.5, from Consumables imaged on JV Products installed prior to the date of termination in Europe or ROW; and

8.2.8. if this Agreement is terminated pursuant to Section 8.1.2.2 (Bankruptcy of CREO or HD), the Bankrupt party will be deemed to have granted the other party a licence to the Intellectual Property of the Bankrupt party at a reasonable licence fee for a period of two (2) years so as to permit the other party to satisfy the obligations of JVCO or the Bankrupt party under this Agreement and to continue to receive the rights to which it is entitled under this Agreement.

   8.3.  Escrow

CREO shall, within sixty (60) days of the execution of this Agreement, deposit in escrow a complete set of all engineering manufacturing drawing which are sufficient to enable a reasonably skilled party to reproduce or manufacture, as applicable, those models of CREO's thermal exposure head which forms part of the JV Products for which CREO is responsible. CREO shall ensure that the materials it deposits in escrow are current by revising the escrow materials on a regular basis. JVCO shall be responsible for all costs associated with the escrow of these materials. The terms of the escrow, including the escrow agent, must be acceptable to HD, acting reasonably.

   8.4.  Cooperation on Termination

If this Agreement is terminated, each Shareholder agrees to co-operate with the other to ensure that each has access to products that were JV Products, and to the manufacturing, service and distribution channels for a period of up to two years, in accordance with the provisions of Section 8.2, so as to enable each Shareholder to develop the capability to provide for its own account the functions provided by the other party to JVCO.

9.   COSTS AND OTHER MATTERS

   9.1.  Costs

9.1.1. Unless provided otherwise in this Agreement, each Shareholder will provide and cause its Affiliates to provide all goods and services subject to this Agreement to or on behalf of JVCO at Cost.

9.1.2. If either HD or CREO provides Consumables to the JVCO, on which the development was not funded by JVCO, those Consumables will be provided to JVCO at fair market price to a distributor.

   9.2.  Support Services

CREO will provide all service and support functions in NAFTA for JV Products designed exclusively by CREO. CREO will provide all service and support functions for all CWRs at all NAFTA sites where a JV CTP Product, or a CREO non JV Product, is installed. HD will provide all service and support functions for JV Products distributed outside NAFTA and Japan except for CREO's 8 page Automatic Platesetters and the Workflow and RIP modules and components attached to them. In Japan, the JVCO selected distributor will provide service and support for all JV Products. Both CREO and HD will ensure an adequate supply of spare parts for the other at Cost. The service and support functions are not contemplated to be part of JVCO and any revenue earned by CREO or HD from such functions will be solely for its account. CREO will provide service and support functions for all CREO designed Workflow and RIP products and the CWR sold in conjunction with CREO products that are not JV Products throughout the world.

   9.3.  Labeling

9.3.1. The JV Products, including their related documentation and advertising material will be co-labeled in such a way so as to indicate to third parties (including customers) that CREO and HD are equal partners on such products. Each party may label its DSIs to non-JV Products as it sees fit.

10.     DISPUTE RESOLUTION

   10.1.  Negotiations

10.1.1. It is the intention of the parties that any difference or dispute ("Dispute") arising under this Agreement, whether relating to the interpretation of this Agreement, the operation or management of JVCO or any other matter, shall be resolved by agreement between the Shareholders.

10.1.2. Subject to Section 10.1.3, if a Dispute arises and the Board of Directors is unable to resolve it within ten (10) days after the date on which the Dispute was first presented to it, either Shareholder may by written notice to the other and to JVCO, submit the Dispute for resolution by the Chief Executive Officer of each Shareholder. The notice shall set out a brief statement of the position of the Shareholder's providing the notice, and a summary of the supporting arguments. The other Shareholder shall have ten (10) Business Days from receipt of such notice to provide a written response including a brief statement of its position and a summary of the supporting arguments. The response shall be provided to the first Shareholder, and to the Chief Executive Officer of each Shareholder, who shall meet, in person or by any other means satisfactory to them, and attempt to resolve the Dispute.

10.1.3.  Section 10.1.2 does not apply to a Dispute arising under Section 6.4.

10.1.4. If the Dispute cannot be resolved by agreement between the two Chief Executive Officers within thirty (30) days (or such longer period as they may agree upon), then provided that it relates solely to the interpretation of this Agreement and the rights and obligations of the parties as defined in this Agreement, either Shareholder may refer the Dispute to arbitration. For greater certainty, a dispute which relates to the operation or management of JVCO shall not be arbitrable pursuant to Section 10.2.

10.1.5. Except to the extent provided in Section 6.4 and in Section 10.1.4 , if the Shareholders cannot settle a Dispute by agreement through the procedure described in Section 10.1.2, either Shareholder will be entitled to exercise its rights, if any, under Section 8.1.

   10.2.  Arbitration of Disputes under ICC

Subject to Section 10.1, any Dispute will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (other than the Rules of Optional Conciliation) by one arbitrator appointed by the Shareholders, if they are able to agree on a single arbitrator within thirty
(30) days of commencement of the arbitration, or by the International Chamber of Commerce, if the Shareholders are unable to agree. For the purpose of those rules, the arbitration will be held in New York and conducted in English and the Governing Law of this Agreement will apply to the arbitration.

   10.3.  Characterization of Negotiations

Except to the extent required by law, each Shareholder will keep confidential the Dispute and any arbitration proceedings to settle the Dispute.

   10.4.  Legal Proceedings

10.4.1. Each party will comply with any award made or order issued in a proceeding that has become final and consents to the entry of a judgment in any jurisdiction on any award rendered or order issued in a proceeding that has become final. The arbitrator will be instructed to render a decision within thirty (30) days after the final submissions of the parties in writing or in a hearing before the arbitrator. Each arbitration award that becomes final will be conclusive and binding on the parties and may not be appealed. Attorneys fees, costs and other out-of-pocket expenses may be awarded by the arbitrator in the discretion of the arbitrator to the party that prevails in the arbitration, but if there is no prevailing party, the arbitrator may award such fees, costs and expenses in any manner the arbitrator sees fit. Pending any such award, or if no such award is made, each Shareholder will pay its own expenses of the arbitration.

10.4.2. Nothing in this Article will preclude any Shareholder from seeking interim or permanent injunctive relief, specific performance or other equitable remedies in relation to a Dispute involving Confidential Information where a Shareholder reasonably believes that such relief is necessary to prevent irreparable harm that cannot be calculated or fully or adequately compensated by recovery of damages.

11.      MISCELLANEOUS AND GENERAL

   11.1.  Application

This Agreement shall apply, without further act or formality, with any necessary changes to any new class or number of securities to which any Shares may be changed by virtue of any reorganization or recapitalization of JVCO, its consolidation, amalgamation or merger into or with another corporation, or after a consolidation, sub-division or other change in the Shares or capital of JVCO.

   11.2.  International GAAP

All matters relating to the allocation of income of JVCO and the allocation of the Distributable Cash shall be determined in accordance with the international GAAP.

   11.3.  Further Assurances

The parties shall execute or cause to be executed such further documents and shall do or cause to be done such further acts and things as may be necessary or desirable to give full effect to the provisions of this Agreement, the intent embodied in them and, without limitation, the Agreed Objectives and the Agreed Principles, and shall make available to JVCO all information that is material to its business. The foregoing is subject to obligations of confidentiality in favour of any Person (including for greater certainty, CREO or HD or any division or business unit of either).

   11.4.  Entire Agreement and Amendment

11.4.1.  This Agreement:

     11.4.1.1. contains the entire agreement between the parties concerning its subject matter, and supersedes all previous expectations, understandings, communications, representations and agreements, whether verbal or written, in that regard except where specifically otherwise provided; and

     11.4.1.2. may be amended only by an agreement in writing signed by all of the parties.

   11.5.  Interest

Unless otherwise expressly provided for in this Agreement, if any party to this Agreement is required by this Agreement to pay money to any other party, such money shall bear interest at the Prime Rate plus 2% per annum calculated monthly until payment is made.

   11.6.  Severability

If any provision of this Agreement is unenforceable or invalid for any reason whatsoever, it shall be modified rather than voided or read restrictively, if possible, to give effect to the interests of the parties to the extent possible having regard to the Agreed Objectives and the Agreed Principles, and if not possible, it must be severed. In any event, all other provisions of this Agreement are valid and enforceable to the extent such result is not inequitable.

   11.7.  Notices

Any notice or other communication required or permitted to be given under this Agreement by any party shall be in writing and deemed to have been given if sent by telecopier or delivered at the address of the other party as follows:

If to CREO:

CREO Products Inc.
3700 Gilmore Way
Burnaby British  Columbia
Canada   V5G 4M1

Attention:  Tom Kordyback
            Chief Financial Officer

Fax:        (604) 437-9891



If to HD:

Heidelberger Druckmaschinen AG
Siemenswall
24107 Kiel, Germany

Attention:  Head of Business Unit Pre-Press
Fax:  011-49-431-386-2009


With a copy to:

Heidelberger Druckmaschinen AG
Kurfursten-Anlage 52-60,
D-69115 Heidelberg, Germany

Attention:  General Counsel

Fax:  011-49-6221-92-40-69

or at such other address as any party may from time to time direct in writing. Any such notice shall be deemed to have been received, if sent by facsimile, on the first Business Day following dispatch, and if delivered, on the date of delivery, if a Business Day, and if not a Business Day, on the next ensuing Business Day.

   11.8.  Time of the Essence

Time is of the essence of this Agreement.

   11.9.  Governing Law

This Agreement is governed by and must be construed in accordance with the laws of the Province of Ontario, Canada, and each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of such jurisdiction and agrees that service on it at its address in Section 11.7 will constitute valid service for any proceeding in the courts of such jurisdiction.

   11.10.  Constating Documents

If any of the provisions of this Agreement conflict with the constating documents of JVCO, the provisions of this Agreement shall prevail to the extent of each such conflict, and the parties shall, if reasonably possible, cause the constating documents to be amended so as to eliminate such conflict.

   11.11.  Consent to Transfer of Shares

Each of CREO and HD shall vote their Shares so as to ensure that the Directors of JVCO consent to all transfers of Shares made in accordance with this Agreement.

   11.12.  Enurement

This Agreement shall enure to the benefit of and be binding upon CREO, HD and JVCO and their respective, successors and permitted assigns.

THE PARTIES, intending to be contractually bound, have executed this Agreement as of the date set out on the first page.


CREO PRODUCTS INC.                        HEIDELBERGER DRUCKMASCHINEN AG
by its duly authorized signatory          by its duly authorized signatories

/s/ AMOS MICHELSON                        /s/ B. SCHMIER
---------------------------------         ----------------------------------
Amos Michelson, CEO                       Bernhard Schmier, Member of
                                          Mgmt Board

                                          /s/ SIGNATURE
                                          ----------------------------------
                                          General Counsel

                                   SCHEDULE A

                         DEFINITIONS AND INTERPRETATION

1.1 Unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the following meanings wherever used in this Agreement and in any Schedule to this Agreement:

       (a) "Affiliate" means with respect to any Person, any Person which, directly or indirectly, Controls or is Controlled by or is under common Control with such Person;

       (b) "Approved Business Plan" has the meaning set out in Section 4.19 of the Agreement;

       (c) "Bankruptcy" with respect to any Person means that such Person:

            (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger);

            (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

            (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors;

            (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition:

                   (1) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

                   (2) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

            (v) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

            (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

            (vii) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

            (viii) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the event specified in clauses (i) to (vii) (inclusive); or

            (ix) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

       (d) "Bilateral NDA" means the Omnibus Bilateral Non-Disclosure Agreement between the parties and dated for reference the 1st June, 1997;

       (e) "Board of Directors", until the creation of JVCO, means the managing committee of the Joint Venture, and following the creation of the JVCO, means the board of directors or its equivalent under the Governing Law and "Director" means a member of the Board of Directors;

       (f) "Business Day" means any day, other than a Saturday, Sunday or statutory or bank holiday in Vancouver, Canada or Heidelberg, Germany;

       (g) "Competitor of CREO" means any Person that directly or indirectly through Affiliates of that Person manufactures, markets or distributes CTP output devices;

       (h) "Competitor of HD" means any Person that directly or indirectly through Affiliates of that Person manufactures, markets or distributes printing machines;

       (i) "Confidential Information" means information defined as such in the Bilateral NDA;

       (j) "Consumables" means all products used in the Pre-press process for offset printing which require replacement or replenishing from time to time, including, but not limited to, plates, film and proofing media. Consumable revenue is defined in Section 6.5 of the Agreement;

       (k) "Control" with respect to any Person means beneficial ownership, directly or indirectly, of, or the ability to exercise control or direction over:

          (i) securities of such Person to which are attached more than 50% of the votes that may be cast to elect directors or other comparable managers of such Person; or

          (ii) where a Person has more than one class of securities outstanding, more than 50% of that class of securities that has the right to elect a majority of such directors or other such managers;

          and "Controlled" and "Controls" have corresponding meanings;

       (l) "Costs" of a party providing a service or goods to JVCO means that party's direct out of pocket expenses for material and labour (including the related expenses of providing benefits), together with an overhead expense charged to the provision of the service or goods on a basis that reflects a reasonable allocation of the actual overhead expenses (including depreciation) incurred which represents the incremental costs of providing goods (including a reasonable amount representing the cost of capital) and services to JVCO, all as determined in accordance with international GAAP;

       (m) "CR" (common RIP) means the specific RIP components and modules listed in Section 3.1 of Schedule "F", excluding DSI's, developed by CREO or HD Prepress Business Unit for the purpose of CWR. The CR is a product capable of functioning independently of CW and CWR;

       (n) "CREO Intellectual Property" means Intellectual Property owned by CREO, and by third parties who have licensed their Intellectual Property to CREO;

       (o) "CREO SSU" means an SSU which is Controlled by CREO;

       (p) "CTF" (computer-to-film) means the transfer of digital data directly to film;

       (q) "CTP" (computer-to-plate) means the transfer of digital data directly on to a metal offset plate;

       (r) "CW" (common workflow) means the specific Workflow components and modules developed by CREO or HD Prepress Business Unit for the purpose of CWR;

       (s) "CWR" (common workflow and RIP) means the CW and CR based specifically on PDF and Adobe Extreme(TM) architecture and changes and enhancements made by CREO or HD Prepress Business Unit to CWR components and modules, and Workflow that by agreement of the Board of Directors is designated as CWR;

       (t) "Distributable Cash" in respect of any period means JVCO's cash or cash equivalents on hand at the end of that period less any amounts required to be expended during the following quarter, including anticipated working capital requirements of JVCO, and any other amounts as may be determined by the Board of Directors;

       (u) "DOP" (digital offset press) means a press in which the plates or the plate cylinder are imaged on the press itself directly from the digital data;

       (v) "DSI" (device specific interface) means the software and hardware components and modules included in the RIP which are required to connect the RIP to an output device (including a CTP output device) and to operate and drive that output device;

       (w) "Europe" means the member countries of the European Union;

       (x) "FCS" means the first shipment to a customer of a product after that product has finished beta testing;

       (y) "GAAP"  means generally accepted accounting principles;

       (z) "Governing Law" means, on matters concerning the incorporation of JVCO, the law of the jurisdiction of incorporation of JVCO, and for all other matters, the laws of the Province of Ontario, Canada;

       (aa) "HD Intellectual Property" means Intellectual Property owned by HD, and by third parties who have licensed their Intellectual Property to HD;

       (bb) "HD Independent Distributor" means an SSU that is subject to a contractual arrangement with HD for the distribution or products but that is not an HD SSU;

       (cc) "HD SSU" means an SSU which is Controlled by HD;

       (dd) "Intellectual Property" means inventions, patents, patent applications, , copyrights, copyright registrations, copyright applications, trade secrets, know-how, Confidential Information, and all other types of intellectual property (excluding trademarks and like trade identifiers) now or hereafter recognised, which are necessary for the manufacture and distribution of JV Products in the manner contemplated by this Agreement;

       (ee) "Joint Intellectual Property" means Intellectual Property in the CR and CW components and modules listed or contemplated by Section
            5.1.1 of Schedule "F";

       (ff) "JVCO" has the meaning set out in Section 1.1.1 of the Agreement;

       (gg) "JV Products" means the products listed in Schedule B and any other products designated as JV Products by the Board of Directors;

       (hh) " JV CTP Product" means the CTP products listed in Section 1 of Schedule B and any other CTP output device designated as JV CTP Products by agreement of the Board of Directors;

       (ii) "NAFTA" means the countries that are parties to the North American Free Trade Agreement;

       (jj) "NIP Agreement" means the agreement dated the 20th February, 1998 between Eastman Kodak Company and HD under which they agreed to undertake the research, development and commercialization (including the promotion, manufacture, distribution, marketing, sale, support, and service) of a non-impact printing system designed to be used in the field of commercial printing and all agreements between Eastman Kodak Company and HD or their respective Affiliates related to non-impact printing;

       (kk) "OEM" (original equipment manufacturer) means the licensor or supplier of a product which is incorporated in, or provided along with, the products of another manufacturer;

       (ll) "Outside Income" has the meaning set out in Section 6.3 of the Agreement;

      (mm) "Person" include individuals, partnerships, associations, trusts, unincorporated organizations, corporations, governments and governmental or regulatory bodies and agencies;

       (nn) "Pre-press" means the first of three phases of the offset printing process, which includes the steps leading to the creation of a set of plates, including assembling text, images and line art work into the right colours, and burning the printing plates, but which does not include editing and manipulating images and layouts;

       (oo) "Prime Rate" means the rate of interest charged by the Vancouver, British Columbia main branch of Royal Bank of Canada, or its successor, and designated by it as its United States prime rate;

       (pp) "RIP" (raster image processor) means the software and hardware components and modules, including the DSI, which accept digital data, converts the data into raster data, screens the raster data and interfaces that screened data to an output device;

       (qq) "ROOM" means RIP once, output many;

       (rr) "ROW" means the countries of the world other than NAFTA, Europe and Japan;

       (ss) "Shareholders" means CREO and HD and their successors and permitted assignees of their Shares;

       (tt) "Shares" until the creation of JVCO means the undivided ownership interests in the Joint Venture and after the creation of JVCO means the outstanding shares (or its equivalent) of JVCO;

       (uu) "Significant Interest" in relation to the securities of CREO and HD means beneficial ownership, directly or indirectly, of, or the ability to exercise Control or direction over, voting or equity securities of any class of CREO or HD, as applicable, equal to or greater than 25% of the aggregate of all issued and outstanding voting or equity securities of CREO or HD, as applicable;

       (vv) "SSU" means a sales and service unit;

       (ww) "Transfer" means any sale, exchange, lease, sale, sale and lease back, disposition, mortgage, lien, charge, pledge, encumbrance or security interest or other arrangement by which legal title or beneficial ownership passes from one Person to another, or to the same Person in a different capacity, whether by operation of law or otherwise;

       (xx) "TS Products" has the meaning attributed to that term in Section 1.1 of Schedule B; and

       (yy) "Workflow" means software and hardware capable of receiving information in a digital format, processing this information and sending the data stream to a RIP.

   Change of Control

   1.2 For the purpose of this Agreement, a "Change of Control" will be deemed to occur:

       (a)  in the case of CREO,

          (i) if a Person, which is a Competitor of HD, acquires or holds a Significant Interest in CREO; or

          (ii) if it sells all or a substantial part of its assets or the assets used in relation to the JV CTP Products or in performing its obligations under this Agreement; and

       (b)  in the case of HD,

          (i) if a Person, which is a Competitor of CREO, acquires or holds a Significant Interest in HD; or

          (ii) it sells all or a substantial part of its assets or the assets used in performing its obligations under this Agreement.

   1.3 A Change of Control will be deemed not to have occurred in the case of an acquisition of a Significant Interest if, at the time of acquisition by a Competitor of HD of a Significant Interest in CREO or by a Competitor of CREO of a Significant Interest in HD, as applicable, another Person holds a greater Significant Interest in CREO or HD, as applicable, than that acquired by the Competitor of HD or the Competitor of CREO, as applicable.

                                   SCHEDULE B

                              LIST OF JV PRODUCTS


1.     JV CTP Products include the following:

     1.1. all CREO's 4 page and 8 page Trendsetters, and their options, parts and future derivatives ("TS Products");

     1.2. CREO's 8 page Automatic Platesetter except for Automatic Platesetters sold in Japan and the twelve (12) named key accounts set out in Schedule "H". The CREO 8 page Automatic Platesetter will be manufactured, serviced and supported by CREO and its manufacture, service and support are not subject to the terms of this Agreement; and

     1.3. all HD's 4 page and 8 page CTP output devices, and their options and parts.

2. Until the time of the FCS of the CWR, all Workflow and RIP components and modules of CREO or HD sold within three months before the sale of JV CTP Products or any time thereafter where the sale is made with the intention that these Workflow or RIP components and modules drive the JV CTP Products.

3.     The CWR after FCS of the CWR.

4. All Workflow and RIP components and modules developed by CREO or HD Prepress Business Unit which are sold after the FCS of the CWR, except as set out in Sections 4.1, 4.2, 10.1 and 11.1 of Schedule "F".

5.     Consumables.


FINAL                                                                 22

                                   SCHEDULE C


                  RESEARCH AND DEVELOPMENT FOR JV CTP PRODUCTS



1. JVCO will retain CREO on an exclusive basis to provide JVCO with all research and development for all JV CTP Products and related Consumables.

2.   CREO shall charge JVCO for its Costs of such research and development.

3. In order to conduct research and development, CREO will maintain a production facility in Vancouver which will also serve as a backup manufacturing facility and will also be used for manufacturing Cost comparison purposes.

4.   Subject to CREO being the supplier of laser heads for JV Products under
     Section 6.1 of Schedule D, JVCO's Cost for research and development of laser heads will be calculated by dividing the number of laser heads supplied to JVCO by CREO by the total number of like or similar laser heads produced by CREO and multiplying such fraction by the total Cost of such research.

5. CREO will make the necessary research and development capacity available to JVCO in order to maintain its technological leadership in JV CTP Products.

6. Intellectual Property belongs to the party who does the research and development.

FINAL                                                               23

                                   SCHEDULE D

                           MANUFACTURE OF TS PRODUCTS


This Schedule reflects the rights and obligations of the parties with respect to the manufacture of TS Products.

1.   Manufacture of TS Products during the First Year of this Agreement.

   1.1 During the period from the date of this Agreement to the first anniversary of this Agreement, JVCO will retain:

       (a) HD to manufacture, and HD will manufacture, at its facility in Kiel, Germany (the "Kiel facility"), all TS Products for sale by JVCO in Europe, ROW and, to the extent reflected in the most recent production schedule, a copy of which is attached to this schedule as
           Exhibit 1, NAFTA; and

       (b) CREO to manufacture, and CREO will manufacture, at its facility in Vancouver, Canada (the "Vancouver facility"), all TS Products for sale by JVCO in Japan pursuant to the Dainippon Sales Agreement and, to the extent reflected in Exhibit 1, NAFTA.

2.   Assessment of Cost Competitiveness

   2.1 JVCO will appoint a team, consisting of one representative nominated by each of CREO and HD, to monitor on a regular basis the relative competitiveness of the Kiel facility and the Vancouver facility.

   2.2 Following the first anniversary of this Agreement, that team will assess the relative competitiveness of the Kiel facility and the Vancouver facility and, following that assessment, determine the facility in which TS Products will be manufactured.

   2.3 Following the initial assessment under Section 2.2, the team will assess every six months the relative competitiveness of the Kiel facility and the Vancouver facility.

3.   Criteria for Determining Competitiveness

   3.1 For the purpose of this Schedule, competitiveness will be determined on a product by product basis using the following criteria:

       (a) for Europe, competitiveness will be determined by comparing the Cost to manufacture a TS Product in the Kiel facility with the Total Landed Cost into Frankfurt of a TS Product manufactured in the Vancouver facility;

       (b) for NAFTA, competitiveness will be determined by comparing the Cost to manufacture a TS Product in the Vancouver facility with the Total Landed Cost into the United States (to any location designated by HD) of a TS Product manufactured in the Kiel facility;

       (c) for ROW and Japan, competitiveness will be determined by comparing the Total Landed Cost into a major city in the particular country of a TS Product manufactured in:

           (i)  the Vancouver facility; and

           (ii)   the Kiel facility; and

       (d) in determining the Cost to manufacture a TS Product in the Kiel facility or the Vancouver facility, overhead expense for the facility with the lower production volume will be determined by assuming that the production volume at that facility is equivalent to the production volume at the facility with the higher production volume.

4.   Determination of Costs

   4.1 For the purpose of determining the Cost to manufacture under Section 3, Cost and Total Landed Cost will be expressed in United States dollars based on the rate of exchange for Deutschmarks (or when applicable, the EURO) and Canadian dollars on the date of determination by the team. The Cost and Total Landed Cost, expressed in United States Dollars, will remain fixed and in force for the next six (6) month period.

   4.2 For the purpose of this Schedule, "Total Landed Cost" means Cost, DDP (INCO Terms 1990) at the destination being used for comparative purposes.

5.   Future Production

   5.1 The manufacturer of TS Products must manufacture those products to a quality level acceptable to the Product Steering Committee.

   5.2 Subject to subsections 5.3, 5.4, and 5.5, following the team's assessment under Section 2, JVCO will retain HD to manufacture in the Kiel facility all TS Products for sale in Europe, NAFTA, ROW and Japan,

       (a) if the Cost to manufacture TS Products for sale in a particular region or country, as applicable, is equal to or less than the Cost to manufacture TS Products in the Vancouver facility (using the same criteria as in section 3); or

       (b) if HD is not competitive under clause (a) for any region or country, as applicable, HD subsidizes the Cost to manufacture TS Products for sale in that region or country, as applicable, so that the Cost to manufacture is equal to or less than the Cost to manufacture TS Products in the Vancouver facility for the same jurisdiction.

   5.3 Despite Section 5.2, CREO reserves the right to manufacture a monthly production volume of ten (10) TS Products (or such greater number as may be determined by agreement of CREO and HD or as may be required by DS under the Dainippon Sales Agreement). CREO will ensure that the Cost to JVCO of manufacturing those TS Products will not be more than it would be (using the same criteria as in Section 3) if those TS Products were manufactured by HD in the Kiel facility.

   5.4 If HD is not competitive under Section 5.2(a) or it elects not to subsidize production under Section 5.2(b) in any region or country, JVCO will retain CREO to manufacture in the Vancouver facility TS Products for sale in those regions or countries where its Cost is less than that of the Kiel facility. Thereafter, if the Cost to manufacture TS Products in the Vancouver facility for sale in any particular region or country is not competitive, CREO may continue nevertheless to manufacture TS Products in the Vancouver facility for sale in that region or country if it subsidizes the Cost to manufacture those TS Products so that the Cost is less than the Cost to manufacture TS Products in the Kiel facility (using the same criteria as in Section 3).

   5.5 HD or CREO may give notice to the other and to JVCO at any time to the effect that it does not wish to continue to subsidize the Cost to manufacture TS Products under Section 5.2 or 5.4, respectively. In that case, its obligation to subsidize will end ninety (90) days following the date of receipt of the notice by JVCO, at which time the other will be entitled to manufacture TS Products for sale in the relevant jurisdictions.

6.   Laser Heads

   6.1 CREO shall manufacture all laser heads and transfer them to the manufacturer of the TS Products at Cost. If more competitive laser heads are available in the market (equal performance at better terms, or better performance at equal or better terms), CREO shall have the right to continue the supply of laser heads to JVCO on the basis that CREO shall subsidize the Cost of manufacturing at its Vancouver facility so that the Cost to JVCO is the same as it would be if the laser heads were purchased from the supplier of the more competitive laser heads.

7.   General

   7.1 Both CREO's and HD's production personnel will be involved in all stages of the development process.


FINAL

                                  SCHEDULE E

                   DISTRIBUTION AND MARKETING OF JV PRODUCTS


This Schedule reflects the rights and obligations of the parties with respect to the distribution (which, for greater certainty, includes the sale of JV Products) and marketing of JV Products.

1.   Distribution and Marketing Rights

   1.1 JVCO will retain HD on an exclusive basis to distribute and market JV Products in Europe and ROW through the HD SSUs and HD Independent Distributors. In NAFTA and Japan, JVCO will distribute and market JV Products as defined in Schedule H and in Section 1.3 of this Schedule. CREO's right to sell to the corporate accounts defined in Section 2.1(a) of Schedule H includes cases where such corporate accounts buy the JV Product for delivery to an outside NAFTA site or subsidiary, provided however, that any such sale shall be made in coordination with the relevant HD SSU. In cases where the relevant local HD SSU sells a JV Product to an outside NAFTA subsidiary of one of the said corporate accounts, it shall coordinate such sale with CREO.

   1.2 Schedule H will apply to the distribution and marketing of JV Products in NAFTA.

   1.3 In the case of the distribution and marketing of JV Products in Japan, HD acknowledges that, under the Dainippon Sales Agreement, CREO is obligated until the expiry of that agreement on the30th April, 2000 to distribute 8 page and larger CTP output devices and related Workflow products of CREO (but, for greater certainty, not other JV Products) in Japan solely through Dainippon Screen. Although the 8 page CTPs will be labeled CREO only and invoiced directly by CREO to Dainippon Screen, revenue from the sale of these 8 page Trendsetter products and associated Workflow and RIPs will be for the account of JVCO. All other JV Products (including the next generation 4-page Trendsetters) distributed in Japan will be labeled HD only until 30th April, 2000 and will be distributed by HD through the HD SSUs and HD Independent Distributors. Prior to the expiry of the Dainippon Sales Agreement, the parties will review the arrangements under that agreement and the economics of distributing JV and non JV Products in Japan, with a view to granting to the HD SSUs and the HD Independent Distributors the exclusive right to distribute and market JV Products and products produced by CREO that are not JV Products in Japan.

   1.4 CREO confirms that there no other distribution agreements or agency agreements in effect other than those mentioned above, or for which notice of termination has not already been given to the other party.

2.   Loss of Distribution and Marketing Rights

   2.1 If at any time JVCO determines that any HD SSU or HD Independent Distributor or (if at that time a CREO SSU is distributing and marketing JV Products) a CREO SSU, is not performing efficiently (which, for this purpose, means that it is not maintaining its market share for JV Products at a competitive street price in its market or is not generally achieving customer satisfaction, or its cost of distribution is not competitive), it may give notice to HD or CREO, as applicable, to that effect. The notice must specify in reasonable detail the basis on which JVCO has determined that the particular SSU or distributor is not performing efficiently. HD or CREO, as applicable, will have a period of ninety (90) days from the date of receipt of that notice to take whatever action it deems necessary to remedy the deficiency. If at the end of that ninety (90) day period JVCO determines that the deficiency has not been remedied to its satisfaction, acting reasonably, then it may require HD or CREO, as applicable, to terminate its arrangement with the SSU and JVCO will be entitled to retain another person to distribute and market the JV Products previously distributed and marketed by the terminated SSU.

3.   Non-JV Products

   3.1 CREO may distribute CTP output devices that are not JV Products through HD SSUs and HD Independent Distributors provided that they are not directly competitive with any JV Products, as determined by the Board of Directors of JVCO. For such CTP non-JV Products , CREO shall retain the HD SSUs, HD Independent Distributors, CREO SSUs or any combination of the foregoing. However, prior to the distribution of any such non-JV Products through HD SSUs and HD Independent Distributors, CREO must obtain the approval of HD, as represented by its pre-press business unit. If HD refuses to distribute such CTP output devices on terms at least as favorable generally to those available from third parties, CREO may distribute those products through a third party other than HD. HD acknowledges that it has granted its approval for the distribution through the HD SSUs and the HD Independent Distributors of CREO's VLF Platesetters and VLF Trendsetters, and related Workflow components sold in conjunction with those products. To the extent that it has not already done so, HD will notify the HD SSUs and HD Independent Distributors of its agreement to permit distribution of those products.

   3.2 CREO may distribute products that are neither JV Products nor CTP output devices through HD SSUs and HD Independent Distributors provided those products are not directly competitive with any JV Products, as determined by the Board of Directors. However, prior to the distribution of any such products, through HD SSUs and HD Independent Distributors, CREO must obtain the approval of HD, as represented by its pre-press business unit. HD acknowledges that it has granted its approval for the distribution through the HD SSUs and the HD Independent Distributors of CREO's Renaissance Scanner, dedicated thermal halftone proofer and Workflow components sold in conjunction with those products. To the extent that it has not already done so, HD will notify the HD SSUs and HD Independent Distributors of its agreement to permit distribution of those products.

4.   Sales Incentives

   4.1 In order to align the incentives of the HD SSUs and HD Independent Distributors in selling CTF products and JV CTP Products and Workflow and RIP components and modules designed by HD Prepress Business Unit or CREO, HD will use its best efforts to ensure that:

       (a) the commission rate percentage to which sales persons of a HD SSU or a HD Independent Distributor are entitled will be the same for JV CTP Products and CTF products and for both Workflow and RIP components and modules designed by HD Prepress Business Unit or CREO; and

       (b) the HD SSUs and HD Independent Distributors will set a combined quota only for both JV CTP Products and CTF products, and a combined quota only for both Workflow and RIP components and modules designed by HD Prepress Business Unit or CREO, so that the HD SSUs and HD Independent Distributors will not have an incentive to sell the products of one party in preference to those of the other.

   4.2 If conflicts arise in the sale of JV CTP Products and CTF products, JVCO will resolve that conflict with the relevant HD SSU or HD Independent Distributor.

   4.3 The Board of Directors will analyse the incentive plans of the HD SSUs and HD Independent Distributors and develop for implementation by HD, which will use all reasonable efforts to implement, a proposal under which the HD SSUs and HD Independent Distributors will be motivated to sell JV Products.

5.   Marketing Strategy

   5.1 CREO and HD, through the Product Steering Committee, will co-ordinate the world-wide marketing message and communications strategy of CREO and HD with respect to the distribution and sale of JV Products. The parties intend that, through the Product Steering Committee, CREO and HD will jointly develop product specifications, product positioning, product plans, sales tools, arguments and recommendations, sales training and marketing communication for JV Products.

6.   Implementation of Marketing Strategy

   6.1 HD will implement the marketing communications strategy developed by the Product Steering Committee for JV Products. HD will prepare annually, for submission to and approval by the Board of Directors of JVCO, a budget for the marketing communications for JV Products. Approved marketing communications will be provided to JVCO at Cost.

7.   Distribution Channels

   7.1 HD will direct and execute the channel management for JV Products. CREO will have free access to the sales channels for the purpose of JV Product education, sales support and market feedback. CREO must keep HD informed to ensure that there are no conflicts with HD's channel management and that all information is shared with HD.

8.   NAFTA Sales

   8.1 In the distribution and marketing of JV Products in NAFTA, HD will use its best efforts to cause Heidelberg USA to continue to co-operate with CREO on the execution of marketing communications, sales strategy, and sales support for JV Products in NAFTA as set out in Schedule H.

   8.2 Budgets for these activities shall be jointly prepared and agreed to by CREO and Heidelberg USA. Heidelberg USA shall pay for all such budgeted expenses.

9.   Sales and Marketing Information

   9.1 For products produced by CREO that are not JV Products and which are distributed through HD SSUs and HD Independent Distributors, CREO will provide sales support and marketing information directly to them. CREO will endeavour to prevent any conflict with HD's channel management by freely sharing any such information with HD.

10.   Sales of Workflow and RIP Components and Modules

   10.1 Each of CREO and HD may distribute separately (and not through its SSUs or independent distributors) to third parties Workflow and RIP components and modules in conjunction with its own products that are not JV Products.

11.   Limitations on Sales of CTP Products

   11.1 Subject to Section 11.2, during the continuance of its retainer by JVCO, HD SSUs and HD Independent Distributors may not sell CTP output devices other than (i) JV Products or (ii) CTP output devices of CREO.

   11.2 Each of CREO and HD may distribute its 2-page CTP output devices as each sees fit.

12.   Pricing

   12.1 Product Steering Committee, in consultation with the relevant SSUs, will determine the product positioning and "street pricing" of JV Products in each country. JVCO will sell all JV Products to the SSUs at a price to be determined by HD (through its pre-press business unit). For the purpose of Sections 6.1 and 6.3 of this Agreement,HD SSUs' or CREO SSUs' cost for sales and marketing in each country will be based on its actual Costs of selling JV Products in each country.

                                   SCHEDULE F

                    WORKFLOW AND RIP COMPONENTS AND MODULES


This Schedule reflects the rights and obligations of the parties with respect to Workflow and RIP components and modules.

1.     Research and Development

     1.1. JVCO shall contract both CREO and HD to undertake research and development for CW and CR components and modules to be part of CWR and CR.

     1.2. Research and development for the CWR shall be contracted from HD and CREO at the JVCO agreed Cost, beginning with approval of the first CWR product development project by the Board of Directors which was granted on the 1st December, 1997. JVCO shall use its best efforts to contract CREO and HD for research and development on the basis that the development time spent by each is equivalent to that of the other. Research and development shall be carried out in accordance with the decisions of the Board of Directors through the Product Steering Committee.

     1.3. All research and development of Workflow and RIP components and modules, which are not part of the CWR, will be conducted by both parties at their own expense, until the FCS of the CWR.

     1.4. Both parties will use their best efforts to structure their source code and utilize Application Programming Interfaces ("APIs") so that the other party can enhance or adapt the modules without the necessity of accessing the source code of the other party. Each party will provide to the other party access to the first party's source code and other technical information, but only to the extent necessary for the development of CWR as agreed by both parties.

2.     CWR

     2.1. The parties are committed to introducing CWR based on PDF and Adobe Extreme(TM) architecture as soon as possible. The CWR has to offer a ROOM fallback feature at the time of FCS of the CWR (a minimum solution is the interface of the CWR to the Delta System available at that time).

     2.2. JVCO shall make its best effort to develop CWR to run on existing customers' hardware components for a reasonable period of time.

     2.3. The CWR shall be used as the basis for all future CTP and CTF output device specific Workflow and RIP implementations for JVCO, CREO or HD. CREO and HD shall use the CWR for their respective output devices (not including any non-impact printing product) that are not CTP or CTF output devices where the CWR is competitive in price and performance with any other Workflow or RIP.

3.     CR

     3.1. The CR includes the following components and modules, and such other elements which by agreement of the Board of Directors are designated as CR:

       3.1.1. core Postscript Level 3/PDF engine (e.g. Adobe Extreme and Printer JTP extensions);

       3.1.2. basic common user interface and queuing mechanism (e.g. PMIM as defined in Section 5.1.1);

       3.1.3.  common PPD (printer control file);

       3.1.4. common screening engine including, amongst others, super cell, irrational and stochastic screening except as specifically set out below;

       3.1.5.  calibration engine (e.g. Harmony for CR);  and

       3.1.6.  API for DSIs.


4.      DSI

     4.1. The following components do not belong to the CR but shall be implemented in the DSI:

       4.1.1.  customized user interface;

       4.1.2.  PPDs for specific devices;

       4.1.3.  device specific screening, only if not included in the CR;

       4.1.4.  machine/ device control and device drivers;

       4.1.5.  device specific functions; and

       4.1.6.  specialized hardware if different from CR hardware.

     4.2. Only the DSI for JV Products shall be a JV Product. JVCO shall contract both CREO and HD to undertake research and development for DSIs for JV CTP Products. Except as otherwise agreed, DSIs for all CREO or HD non-JV Products shall be developed independently by CREO and HD, respectively, and shall not be a JV Product.

5.     Intellectual Property

     5.1. All Intellectual Property relating to Workflow and RIP components and modules shall be owned as follows:

       5.1.1. The Joint Intellectual Property shall consist of the Intellectual Property relating to the following functional areas, regardless of which party contributed to or funded the development of that Joint Intellectual Property:

               5.1.1.1. PMIM for Direct Output RIP ("DO-RIP") which includes the following: OPI-sampler, Spool and Queue Manager; and Extreme Job Submission client;

               5.1.1.2.  DO-RIP comprising: CWR Printer JTP and API for DSI;

               5.1.1.3.  CWR Job-Ticket Editor;

               5.1.1.4.  CWR DSIs for Proofers;

               5.1.1.5. Generation of information for CIP3 applications from Prepess applications;

               5.1.1.6.  Harmony and all output calibration for CR applications;

               5.1.1.7. any CR function not specified in Section 5.1.1, excluding those functions specified in 5.1.2 and 5.1.3 and subject to Section 5.2 and

               5.1.1.8 any CW function not specified in Section 5.1.2 or 5.1.3.

       5.1.2. HEIDELBERG shall own all right, title and interest in and to the Intellectual Property relating to the following functional areas, regardless of which party contributed to or funded the development of that Intellectual Property:

               5.1.2.1.  Delta RIP (e.g. Delta RIP SW and tower);

               5.1.2.2.  Delta Base;

               5.1.2.3.  Lino Server;

               5.1.2.4.  Delta Technology and extensions (e.g. Delta Trap, Delta
                    Proof Open);

               5.1.2.5.  Delta side of Delta Bridge;

               5.1.2.6.  Signastation;

               5.1.2.7.  Colour Management developed by HD;

               5.1.2.8.  Screening developed by HD (e.g. IS, HQS, DS);

               5.1.2.9.  DaVinci;

               5.1.2.10. CWR Acrobat Trapper Plug-ins and JTPs developed by HD based upon DaVinci technology; and

               5.1.2.11. DSIs for HD devices.

       5.1.3. CREO shall own all right, title and interest in and to the Intellectual Property relating to the following functional areas, regardless of which party contributed to or funded the development of that Intellectual Property:

               5.1.3.1. CWR Server Infrastructure (e.g. database, meta-layers, component layer, logging software, administration and security, load balancing, distribution, communication);

               5.1.3.2. CWR Client Infrastructure (e.g. prepress workshop client software, Exchange plug-in for page viewer);

               5.1.3.3. CWR Infrastructure for Control and Configuration of Extreme (e.g., xJTP, xGRM, trapping support, control and configuration of tasks, services and Job Tickets, task template server);

               5.1.3.4. CWR Extreme extensions (e.g. extensions to Normalizer, OPI customization, File Format Converters (e.g. Scitex CT, HP RTL, JPEG));

               5.1.3.5.  CWR Archiving;

               5.1.3.6.  DSIs for CREO devices;

               5.1.3.7.  CREO's Virtual Proofing System product (VPS);

               5.1.3.8. Harmony and all output calibration for non-CR applications; and

               5.1.3.9.   CREO Screening (AM and FM).

     5.2. Both parties will endeavour to develop CR components and modules in such as way as to not require the use of technology listed in 5.1.2 and 5.1.3, unless the use, ownership or license can be agreed to by both parties. If functions provided for in 5.1.2 or 5.1.3 are necessary for the development of CR components and modules, but agreement cannot be reached between the two parties, then the JV Product Steering Committee will authorize and fund development of new technology to provide the necessary CR functions and this technology will become Joint Intellectual Property


     5.3 The Intellectual Property set out in Section 5.1 shall be licensed without charge to JVCO in accordance with the provisions of Schedule "G".

6. Revenues from Sale of Workflow and RIP Components and Modules with non-JV Products

     6.1. Following FCS of CWR, JVCO's revenue from the sale and licensing of Workflow and RIP components and modules (software and hardware if included) provided with or in conjunction with an output device that is not a JV Product shall be equal to the average transfer price, including licence fee of such components and modules (software, and hardware if included) to the European HD Independent Distributors minus the cost of all hardware included, and minus the value of the DSI software, as determined below (unless this DSI software was developed by JVCO). The value of the DSI software shall be determined by the Product Steering Committee and shall be based on the transfer licence fee of the above components and modules multiplied by the ratio of the relative development time required for the DSI, divided by the development time required for the total Workflow and RIP component and modules licensed, including the DSI.

7.     Cost of Workflow and RIP Components and Modules

     7.1. The Cost to JVCO of all Workflow and RIP components and modules shall be the actual cost of any third party licensing fees and (if applicable) hardware costs. There shall be no mark up on software or hardware developed or provided by either party.

8.     Non-Impact Printing

     8.1. JVCO shall not be involved in any development of software or hardware in connection with non-impact printing development. However, HD or the HD / Kodak joint venture or CREO may license and distribute Workflow and RIP components and modules from the JVCO at the royalty determined under Section 6.1 in the development of that party's own non impact printing products.

9.     Restrictions on Licensing

     9.1. Neither CREO nor JVCO may license, distribute or sell CWR components or modules to any Competitor of HD during the term of this Agreement without HD's prior written consent. However, in any event CREO may sell RIP components and modules to any Person in conjunction with CREO's DOP products, and CWR components and modules to any Person in conjunction with CREO's non-impact printing products.

10.     Colour Management, Screening and Scan Software

     10.1 HD's and CREO's colour management, screening modules and scan software will not be included as CWR source code modules and all intellectual property rights will remain with the developer. Nevertheless, these modules will be an integral part of the CWR and will be licensed to the JVCO free of charge.

11.     Development not Approved by JVCO

     11.1 If at any time, CREO or HD Prepress Business Unit has developed a certain Workflow or RIP module or component and decides that it wants to continue future development of that Workflow or RIP module or component and JVCO is not willing to fund such development, then that party may develop and distribute such module or component independently of JVCO and for its own account, provided that such module or component is not competitive to the Workflow or RIP modules or components of JVCO, as determined by the Board of Directors.

                                  SCHEDULE G

                  INTELLECTUAL PROPERTY LICENSING PRINCIPLES


1.   Retention of Intellectual Property Rights



   1.1 Except for the licences granted by CREO and HD to JVCO in Section 2, CREO, for itself and any third parties acting through it, shall retain all right, title and interest in and to all CREO Intellectual Property, and HD, for itself and any third parties acting through it, shall retain all right, title and interest in and to all HD Intellectual Property

   1.2 Except as set out in Section 5.1.1 of Schedule "F", CREO and HD will conduct all of their activities under this Agreement such that they do not create or acquire any Intellectual Property which is jointly owned by CREO and HD.

2.   License of Intellectual Property by the Parties to JCVO.


   2.1 The licenses granted by the parties in this Section 2 are subject to any existing obligations to third party licensees which each party may have incurred prior to the date of this Agreement. Any licence fees or other revenues to which CREO or HD or any division thereof is entitled from such licences will not form a part of JVCO revenue.

   2.2 Subject to Sections 2.3 and 3 and the rights of any third party licensors of Intellectual Property, effective the date of execution of this Agreement, CREO and HD each grant to JVCO an irrevocable (except in accordance with Section 3.1), non-transferable, royalty-free, world-wide:

       (a) exclusive right under, respectively, the CREO Intellectual Property, the HD Intellectual Property and the Joint Intellectual Property to use and resell, but not to make, and to grant the right to third parties to use and resell, but not to make, the JV Products (excluding, respectively, CREO's colour management, screening modules and scanning software, and HD's colour management, screening modules and scanning software); and

       (b) non-exclusive right under, respectively, the CREO Intellectual Property and the HD Intellectual Property to use and sell, but not to make, and to grant the right to third parties to use and resell, but not to make, respectively, the CREO colour management, screening modules and scanning software, and the HD colour management, screening modules and scanning software, as part of the CWR for use in connection with the Workflow and RIP components and modules.

   2.3 Application modules specific to HD press and post-press, shall not be JV Products and HD Intellectual Property pertaining to such modules shall only be licensed to JVCO at the option of HD.

3.   Termination of Licences

   3.1 The rights granted by the parties in Section 2 shall terminate immediately on the date of dissolution of JVCO following a termination of this Agreement.

4.   Use of Intellectual Property Generally by JVCO

   4.1 Subject to Section10.1 of Schedule F and Section5, JVCO may grant a revocable, non-transferable, sub-license of the CREO Intellectual Property, the HD Intellectual Property, and the Joint Intellectual
        Property:

       (a) to end-user customers solely in connection with their use, and where permitted, servicing and maintenance, of JV Products;

       (b)  to CREO for any purpose; and

       (c)  to HD for any purpose.

5.   Sub-licence Requirements

   5.1 JVCO may provide JV Products or separately the CREO Intellectual Property, the HD Intellectual Property or the Joint Intellectual Property to sub-licensees, including CREO and HD, only if JVCO first enters into a written sub-licence with each sub-licensee.

   5.2 The parties agree that JVCO shall, at the written request of CREO or HD, provide it with a copy of each sub-licence agreement that JVCO has entered into, and each sub-sub-licence that a sub-licensee of JVCO has entered into with a sub-sub-licensee.

        CREO and HD agree to provide the other, at the written request of the other, with a copy of each sub-licence agreement) relating to the CREO Intellectual Property, the HD Intellectual Property, and the Joint Intellectual Property that, respectively, CREO or HD has entered, or shall enter, into.

6.   Sub-Licence Fee.

   6.1 Where JVCO grants a sub-licence under Section 4.1(b) or (c) to CREO or HD it shall charge, and the sub-licensee shall pay, a royalty, determined by the Product Steering Committee, on terms no less favourable than those available in the marketplace for comparable competing products.

7.   Intellectual Property Claim

   7.1 JVCO will be responsible for any costs, losses, damages, liabilities, claims and demands arising out of or resulting from a claim that the JV Products or non JV Products provided by JVCO infringe the intellectual property rights of any Person (an "Intellectual Property Claim") except where the Intellectual Property Claim arises from the wilfull misconduct, bad faith or gross negligence of CREO or HD, in which case CREO or HD will be solely responsible for the Intellectual Property Claim

                                   SCHEDULE H


                               NAFTA DISTRIBUTION


1. Goal

   1.1 It is the goal of the JVCO to set up a sales and support structure which will be capable of achieving 60% market share in NAFTA for JV Products. It is agreed that in order to achieve this 60% market share goal, the CREO SSUs and HD SSUs in NAFTA must work together in an effective and coordinated manner.

2. Distribution Channel

   2.1 The HD SSUs and CREO SSUs will share distribution responsibilities for JV Products as follows:

         (a) CREO will sell direct on CREO paper to the following corporate accounts:

              (i)   R.R. Donnelley and Sons
             (ii)   Moore Corporation
             (iii)  Quebecor Printing
             (iv)   World Color Press
              (v)   Banta Corporation
              (vi)  Quad Graphics
             (vii)  Shorewood
            (viii)  Cadmus Communications
              (ix)  American Mail Well
               (x)  Courier
              (xi)  Judds
             (xii)  Mack Printing Group

   2.2 HD SSUs and CREO SSUs will sell directly to all other accounts. All activities must be coordinated between HD SSU regional managers and their counterparts in CREO to avoid conflicts. All sales will be written on HD paper, unless the customer requests the order to be written on CREO paper.

   2.3 CREO SSU sales and support personnel will serve as NAFTA system sales specialists for JV Products, and will be involved in sales of JV Products whenever required.

3. Distribution of non-JV Products

   3.1 CREO's non JV Products will be sold directly by CREO. CREO will have the right to use HD SSUs as a distributor.

4. Incentive Alignment

   4.1 In order to align the incentives of the HD SSU and the CREO SSU sales people, the NAFTA SSUs management of both parties will agree on a formula to compensate the HD SSU pre-press people and the CREO SSU sales people in a consistent fashion. The goal is to achieve no more than 7.5% average discount for JV Products, while giving the sales people in the field the maximum freedom to operate.

   4.2 The commission rate percentage to HD SSU sales people will be the same for both JV CTP Products and CTF products and for both Workflow and RIP components and modules designed by HD and CREO.

   4.3 HD SSU will set a combined quota only for both JV CTP Products and CTF products and a combined quota only for both Workflow and RIP components and modules designed by HD and CREO.

   4.4 If conflicts are generated between CTP and CTF sales, the JVCO will find a way to resolve the conflict.

5. Service & Support

   5.1 CREO will provide all service and support functions in NAFTA for JV Products designed exclusively by CREO. CREO will provide all service and support functions for all CWRs at all NAFTA sites where a JV CTP Product, or a CREO non JV Product, is installed, and for the corporate accounts listed in Section 2.1(a). All service and support of JV Products designed exclusively by HD will be provided by HD SSUs. HD will provide all service and support functions for all CWR's in all NAFTA sites except for sites where a JV CTP Product, or a CREO non JV Product, is installed. Customer interaction with HD SSUs and CREO SSUs is defined in the attached service agreement of September 3, 1997 (Appendix III) between CREO SSUs and HD SSUs.

6. Transfer Pricing

   6.1 Transfer price from the JVCO to HD SSU, except for the corporate accounts listed in Section 2.1(a), will be negotiated with the HD pre-press business unit. For all JV Products designed by CREO, including the CWR, but excluding the Automatic Platesetter, HD SSU will pay CREO SSU CREO's Cost, estimated at 12.5% of USA list price, to cover CREO's sales, installation, training and warranty expenses. For Automatic Platesetters sold other than to the corporate accounts listed in
         Section 2.1(a), HD SSU will pay CREO SSU CREO's Cost, estimated at 17.5% of USA list price, in each case to cover CREO's sales, installation, training and warranty expenses. For all JV Products designed by HD, HD SSU will pay CREO SSU CREO's Cost, estimated at 5% of USA list price, to cover CREO's sales expenses.

   6.2 Transfer price from the JVCO to CREO for sales of JV Products, for the corporate accounts listed in Section 2.1(a), will be the actual selling price of the products minus CREO's Cost, estimated at 12.5% of the USA list price, to cover sales, installation, training and warranty expenses.

7. Operations Review

   7.1 HD SSU and CREO SSU will have a quarterly meeting to review the success of the combined NAFTA operation, with the objective of increasing product sales, margins and customer satisfaction, while reducing the cost of selling and services.